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                                                                     EXHIBIT 77C

GOVERNMENT MONEY MARKET FUND, INC. - N-SAR EXHIBITS

RESULTS OF MEETING OF SHAREHOLDERS
COLUMBIA GOVERNMENT MONEY MARKET FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total number of shares outstanding in the Fund.
Columbia Government Money Market Fund

PROPOSAL 1: To elect directors to the Board.*

                             SHARES VOTED "FOR"  SHARES VOTED "WITHHOLD"  ABSTENTIONS  BROKER NON-VOTES
                             ------------------  -----------------------  -----------  ----------------
01. Kathleen Blatz               75,656,024.524            3,711,486.649        0.000             0.000
02. Edward J. Boudreau, Jr.      75,447,603.035            3,919,908.138        0.000             0.000
03. Pamela G. Carlton            75,592,563.412            3,774,947.761        0.000             0.000
04. William P. Carmichael        75,364,266.858            4,003,244.315        0.000             0.000
05. Patricia M. Flynn            75,639,006.432            3,728,504.741        0.000             0.000
06. William A. Hawkins           75,613,842.585            3,753,668.588        0.000             0.000
07. R. Glenn Hilliard            75,577,746.989            3,789,764.184        0.000             0.000
08. Stephen R. Lewis, Jr.        75,598,580.217            3,768,930.956        0.000             0.000
09. John F. Maher                75,642,535.159            3,724,976.014        0.000             0.000
10. John J. Nagorniak            75,641,824.986            3,725,686.187        0.000             0.000
11. Catherine James Paglia       75,654,853.785            3,712,657.388        0.000             0.000
12. Leroy C. Richie              75,666,118.721            3,701,392.452        0.000             0.000
13. Anthony M. Santomero         75,580,769.621            3,786,741.552        0.000             0.000
14. Minor M. Shaw                75,520,965.035            3,846,546.138        0.000             0.000
15. Alison Taunton-Rigby         75,639,252.109            3,728,259.064        0.000             0.000
16. William F. Truscott          74,380,557.152            4,986,954.021        0.000             0.000

--------------
* All shares of Columbia Government Money Market Fund, Inc. are voted together as a single class for the election of directors.

PROPOSAL 2: To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

SHARES VOTED "FOR"  SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------  ----------------------  -------------  ----------------
  60,786,032.342             2,440,155.930  3,190,603.901    12,950,719.000

PROPOSAL 3: To approve a proposal to authorize Columbia Management Investment Advisers, LLC to enter into and materially amend subadvisory agreements in the future, with the approval of the Fund's Board, but without obtaining shareholder approval.

SHARES VOTED "FOR"  SHARES VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
------------------  ----------------------  -------------  ----------------
    56,966,346.136           6,757,902.321  2,692,539.716    12,950,723.000